Exhibit 4.3

Agreement

Made and signed in Tel Aviv on April 11, 2019

Between

Kibbutz Nir Oz Agricultural Cooperative Association Ltd.

Number - 57-001371-4

Mobile Post Hanegev Nir Oz 85122

(hereinafter - “the Kibbutz”)

Of the one part

And Between

Canndoc Ltd. pcn 514418581

Of 15 Bialik Street, Tel Aviv

(hereinafter - “Canndoc”)

Of the second part

And Between

Canndoc Nir Oz Agricultural Cooperative Association Ltd. (under establishment)

Mobile Post Hanegev Nir Oz 85122

(hereinafter - “the Corporation”)

Of the third part

Whereas:

(a)	The Kibbutz is the holder of the lease rights in the Property (as defined below, by virtue of a square lease agreement with the Israel Land Authority (“ILA”) of 22.6.2016.

(b)	And a joint agricultural venture is carried out on the property, by the Kibbutz and the Adler family in the framework of the Nirad - Agricultural Cooperative Association Ltd. which was approved under the Settlement Law (as defined below).

(c)	And Canndoc engages in breeding and cultivation of medical cannabis, it has the information, unique know-how, and extensive experience in everything related to cultivation, breeding, and marketing of cannabis, and it holds a suitable license for such activity which it received from the Ministry of Health.

(d)	And the parties have agreed to the establishment, operation, and management of a joint venture in the field of cultivation and breeding of medical cannabis to be carried out in the Property in the framework of the Corporation, where the rate of holdings of the Kibbutz shall be 26% and the rate of holdings of Canndoc shall be 74%.

Accordingly it was agreed between the parties as follows:

1. Preamble, appendices and interpretation

1.1.	The preamble to this agreement constitutes an inseparable part thereof.

1.2.	The appendices cited in this agreement constitute an inseparable part thereof.

1.3.	The headings of the clauses are for convenience only. They shall not be relied upon for interpretation of the agreement.

1.4.	In this agreement, the masculine shall include the feminine and vice versa. The singular shall include the plural and vice versa. Terms such as “including” shall be interpreted broadly.

1.5.	This agreement was drafted by both parties.

2. Definitions

In this agreement, the following terms shall have the meanings below unless the written content obligates otherwise:

Legal requirements:	Requirements by virtue of the law, regulations, and orders as revised from time to time.

Regulatory Requirements:	Requirements, directives, opinions, and dictation of methods for conduct or action as issued or shall be issued from time to time by regulatory bodies, including but without minimizing, the Ministry of Health and the Israel Police. That stated also includes the terms of any license and/or permit related to and/or which shall be related to the use of the Property in general and the Project in particular.

The Option:	The Option issued to the Corporation under this Agreement to receive the right of use in the Additional Property (as defined below) for purposes of the Project (as defined below).

Exercise Notice:	A written notice which shall be delivered - if delivered - by the Corporation and Canndoc to the Kibbutz, notifying of exercise of the Option in which there shall be noted, inter alia, the area to which the exercise relates. Such notice must be delivered during the Option period and at least 30 days prior to the date on which the use of the area for which the Option was exercised shall commence.

The Greenhouses:	67 Dunam of greenhouses on the Property (as defined below).

The Determining Date:	The date on which the last of the suspending conditions determined in this agreement shall be fulfilled.

The Property:	A piece of land in an area of 100 Dunam together with an operational area bounded in red in the diagram attached to this agreement as Appendix 2.

This Agreement or the Agreement:	Including all of the appendices indicated therein.

The Project:	The Project of the cultivation and breeding of medical cannabis which shall be carried out, managed, and operated within the bounds of the Property in accordance with the provisions of this Agreement.

The Additional Property:	A 50 Dunam piece of land (within the bounds of the Property) which includes 70 Dunam of greenhouses, composed of Area A and Area B (as defined below).

The Initial Area:	An area of 50 Dunam of greenhouses (within the bounds of the Property) including an operational area, bound in entirety in the color brown in Appendix 2.

The Corporation:	The Corporation (as defined in the preamble) established by the parties for the execution of the agricultural venture of cultivation and breeding of medical cannabis on the property in accordance with this Agreement.

The Settlement Law:	The Agricultural Settlement Law (exceptions to use of agricultural land and water) - 1967.

Business Day:	The days of the week, Sunday through Thursday, not including holidays, holiday eves and declared sabbatical days (such as election days for instance).

The Date of the Signature:	The Date of the Signature upon this Agreement as appearing at the head of the Agreement.

ILA:	Israel Land Authority.

Area A:	An area of 17 Dunam of greenhouses (within the bounds of the Additional Property) bound in blue in Appendix 2.

Area B:	An area of 33 Dunam - bare - (within the bounds of the Additional Property) bound in purple in Appendix 2.

The Option Period:	A period commencing on the Date of the Signature upon this Agreement and ending at the end of the fifth year from the aforementioned date or on the date in which the Option will be cancelled by the Corporation in accordance with the provisions of this Agreement, the earlier of these.

The Period of the Agreement:	The first period and the additional period (if the Option in respect thereof shall be exercised), as these terms are defined in clause 9 below.

Standard:	The Standard known as IMC-GAP + GSP

3. The Corporation

3.1.	Immediately after the signature upon this Agreement, the parties will establish the Corporation, which shall be incorporated as an Agricultural Cooperative Association Ltd., when an application to receive the permit indicated in clause 15.1.1 below shall be filed immediately after the signature upon this Agreement

3.2.	The Articles of Incorporation of the Corporation are attached as Appendix 3.2 A of this Agreement (hereinafter - “the Articles of Incorporation”). Additional provisions regulating the corporal governance of the Corporation and the agreement between the members therein are set forth in Appendix 3.2 B of this Agreement. In any event of contradiction between the clauses in this Agreement (and its appendices) and between the Articles of Incorporation, the provisions of this Agreement shall prevail and the parties undertake to vote and/or cause whomever shall act on their behalf and in their stead, to vote in the authorized organs of the Corporation, as shall be necessary in order to grant full and binding validity to the understandings set forth in this Agreement.

3.3.	The rate of holdings of each of the parties in the Corporation shall be as follows: the Kibbutz: 26%, Canndoc: 74%.

4. The Property

4.1.	The right of use with respect to every part of the Property which is issued and/or shall be issued to the Corporation pursuant to this Agreement shall be solely and exclusively for purposes of the Project and not for any other purpose and the Corporation shall not make any use of the Property which is not included in the Project.

4.2.	The right of use issued with respect to each part of the Property shall be subject to all of the relevant provisions in this Agreement.

4.3.	On the Determining Date, the right of use in the Initial Area shall be granted, in light of the undertaking to carry out maximum cultivation in all of the Initial Area.

4.4.	Subject to fulfillment of all of the undertakings of the Corporation and Canndoc on the date in which the Exercise Notice shall be issued by them with respect to every part of the Additional Property, the Option shall be exercisable for all of the areas constituting the Additional Property or for any of them as specified below. The Option may be exercised, solely and exclusively by delivery of the Exercise Notice (as defined above) with respect to the entirety of the Additional Property or part thereof. However, if the exercise shall be only with respect to a part of the Additional Property, it must be carried out in the following manner and order: first, with respect to Area A. Second, with respect to Area B. For the sake of removal of doubt it is clarified that there is no obligation to exercise the Option with respect to the entire Additional Property, however and as an example, if the Option shall be exercised only once, and not with respect to all of the additional property, the right of use shall apply to the Initial Area and to Area A alone. Exercise of the Option means an unqualified undertaking of the Corporation and Canndoc to actually performs cultivation (as distinct from breeding) in all of the area which shall be exercised and accordingly, performance of all of the investment involved therein.

4.5.	It is agreed that the area allotted for breeding in the entirety of the area of the Property (meaning also after exercise of the Option with respect to all of the Additional Property) shall not exceed 7 (seven) Dunam, when the remainder of the area of the Property will be used for cultivation. An increase of the breeding area beyond the 7 Dunam is subject to the consent of the Kibbutz in advance and in writing, when in any event, if the breeding area shall be larger, the Corporation will be entitled to payment from Canndoc in accordance with the formula based upon quantity of tons produced per Dunam in practice, in such year from the other blossoming areas. Notwithstanding that stated, the Corporation will in any event be entitled to payment from Canndoc in respect of the breeding based upon the formula of quantity of tons produced per Dunam in practice in such year from the other blossoming areas.

4.6.	The Corporation and/or Canndoc are entitled to notify the Kibbutz in writing of cancellation of part of the unutilized Option at any point in time during the Option Period, when for removal of doubt it is clarified that they shall not be entitled at any time to refund of any payment made prior thereto.

4.7.	At the end of the Option Period (whether due to expiry of the Option Period or due to its cancellation in accordance with the provisions of this Agreement), it shall automatically expire and no notice shall be required to the Corporation/Canndoc with respect to the expiry or loss of validity thereof.

4.8.	If the Option was cancelled or expired, the Kibbutz shall be entitled to make use of such part or parts with respect to which the Option was not exercised prior to the cancellation.

4.9.	The provisions set forth in Appendix 4.9 of the Agreement as well as the following provisions, shall apply to the use of the Corporation in the Property:

4.9.1.	The use will not cause a nuisance to the individual or to the public.

4.9.2.	The use will adhere to environmental quality aspects.

4.9.3.	The use will conform at all times and fully to all of the Legal and Regulatory Requirements, including the terms of the licenses and permits.

4.9.4.	The Corporation will not construct, not establish and not place (permanent or mobile) structures on the Property, facilities and/or additions or changes to construction of any type or kind whatsoever (other than changes which do not require a building permit at law) without receiving the consent in advance and in writing of the Kibbutz and subject to the terms accompanying such consent, if any.

4.9.5.	The Kibbutz will not unreasonably refuse such construction, establishment, placement, or installation which shall be required due to Legal or Regulatory Requirements (such as, but not only, for security or guarding purposes) or for purposes of actions required of the Corporation in the framework of the Project.

4.9.6.	In any instance where the Kibbutz shall grant its approval in accordance with the preceding clause, all of the investments and/or construction and/or installation and/or connections shall remain in place, without entitling the Corporation and/or Canndoc any right to payment whatsoever and/or refund of investment and/or improvement whatsoever.

4.9.7.	At the end of the Agreement Period, the Property will be vacated when it is in the same condition as it was on the eve of this Agreement, save for ordinary wear and tear - to such extent as wear and tear is relevant to the object. At all times and in any event, the Corporation and/or Canndoc will not be entitled to a refund of investment and/or improvement and/or any other payment which they bore in connection with the Greenhouses and/or the Property, including new construction which shall remain as stated. For removal of doubt - nothing in that stated shall detract from the obligation of the Corporation and/or Canndoc to vacate the Property of any person and/or item including removal of all of the waste to a licensed site and leaving the Property in a clean and orderly fashion.

4.10.	Operational areas - operational areas required solely and exclusively for the Project (are marked in the diagram in Appendix 2), and the Corporation will be entitled to make nonexclusive use thereof (together with the remainder of the Kibbutz and/or others on behalf of the Kibbutz). For removal of doubt it is clarified that the obligation of the Corporation to bear the maintenance and expenses and current payments in connection with the property including as specified in Appendix 4.9 shall apply to the operational areas as well (despite the nonexclusive use).

5. Declarations of Canndoc

Canndoc declares, confirms and undertakes as follows:

5.1.	It has seen and examined the Property and the Greenhouses, the access routes to the Property and the environmental conditions relevant to the activity of the type of the Project, and has found that stated suitable for purposes of the Project and subject to the veracity of the declarations of the Kibbutz in this Agreement, it does not and shall not have any contentions of nonconformity whatsoever. To such extent as the Project shall require any modifications in connection with that stated above or at all, these modifications shall be at the responsibility of Canndoc.

5.2.	It has up to date information, unique know-how and extensive experience in the field of breeding and cultivation of medical cannabis and in all of the activities ancillary thereto or required thereof, and it shall provide, its know-how and experience permanently, continuously and without consideration, for the performance of the Project, and shall be responsible for everything related to the use of the information and utilization of the know-how and experience in the optimum manner for the benefit of the Project.

5.3.	Canndoc has issue notice that the intellectual property rights related to the unique know-how of Canndoc and the protocols prepared by it related to cultivation and breeding of medical cannabis, belong to Canndoc, and the Kibbutz and the Corporation confirm receipt of such notice. In light of that stated above, it is agreed that the right of the Kibbutz and the Corporation in connection with the know-how and the protocols as stated, is the right provided by Canndoc to make use of the know-how and the protocols for purposes of the Project alone.

5.4.	Use of the know-how and the protocols of Canndoc in the framework of the Project as stated shall not breach intellectual property rights or other rights of third parties, and as of the Date of the Signature, no contention has been directed at it whereby use of its know-how and protocols in any framework violates or may violate any third-party rights whatsoever.

5.5.	Canndoc will verify that at all times the Project will comply with all of the Legal and Regulatory Requirements related and/or connected to the Project, and it shall be Canndoc’s responsibility to cause and verify that all of the aforementioned requirements are fulfilled in language and in spirit, at all times.

5.6.	It holds a license for the cultivation and breeding of medical cannabis from the relevant unit in the Ministry of Health.

5.7.	It shall act (at its expense) to obtain all of the licenses and permits required and/or which shall be required for the operation of the Project by the Corporation at every point in time throughout the lifespan of the Project from all of the relevant parties, including a building permit for the post-harvest facility on the Property, and this by October 1, 2019. That stated above includes modification of anything existing on the Property in order that it shall be possible to carry out the project in accordance with the provisions of this Agreement.

5.8.	It has the ability to market the products of the Project in Israel and throughout the world, subject to fulfillment of relevant Regulatory Requirements (it is clarified that as of the Date of the Signature upon this Agreement Canndoc has not yet marketed products overseas).

5.9.	It is aware and agrees that the rights of the Kibbutz in the Corporation may not be diluted.

5.10.	Subject to fulfillment of the suspending conditions, there is no bar from its perspective to its engagement in this agreement and its performance in accordance with and subject to its terms.

6. Declarations of the Kibbutz

The Kibbutz declares, confirms, and undertakes as follows:

6.1.	There is no bar from its perspective to its engagement in this Agreement and its performance in accordance with and subject to the provisions thereof, including fulfillment of the suspending conditions and/or approval of the ILA as shall be needed.

6.2.	The existing greenhouses on the Property were issued and have building permits.

6.3.	The agricultural venture underway on the Property on the eve of the signature upon this Agreement, in which it is a partner, was issued a license pursuant to the Settlement Law, which is valid.

6.4.	As of the Date of the Signature, no demand was directed at it from any competent Authority concerning a lack of a building permit or other license required for the activity conducted in Property on the eve of the signature upon this Agreement.

7. The Additional Property

7.1.	During the course of the Option Period, the Kibbutz shall be responsible to maintain the existing condition of the Additional Property and for the ongoing maintenance of the existing Greenhouses in the Additional Property. It is clarified that one is speaking of a minimal level of maintenance and that the making available of the Greenhouses to the Project subsequent to exercise of the Option will be made when the Greenhouses are in their condition (As Is) on the Date of the Signature upon this Agreement, subject to reasonable wear and tear in light of their condition on the Date of the Signature and the period which shall pass until the exercise of the Option. That stated refers to full exercise of the Option, mutatis mutandis for partial exercise and/or partial exercises.

7.2.	In respect of the maintenance of the Property as stated in clause 7.1 above, during the course of the Option Period, the Kibbutz shall be entitled to receive NIS 50,000 per annum from the Corporation, with the addition of VAT at law, and this for so long as the Option has not been exercised in full or until the date in which the Corporation has notified of cancellation of the Option in writing.

7.3.	For the sake of removal of doubt, it is clarified hereby that the use by the Kibbutz of areas which border and/or are in the same areas as the Additional Property, shall be in accordance with the restrictions set forth in Appendix 7.3. The parties will determine work procedures between them for performance of coordination as required.

8. Inputs of the Project

8.1.	Throughout the duration of the Agreement, the Kibbutz will provide and supply the following resources to the Corporation:

8.1.1.	Ancillary services for agriculture, subject to a separate agreement in writing.

8.1.2.	Accounting.

8.1.3.	Various services to such extent as shall be concluded separately, such as metal works, vehicles mechanic services.

8.1.4.	Use of existing infrastructure in the Property and existing attachments.

8.2.	Throughout the period of the Agreement, Canndoc will provide and supply the following resources to the Corporation:

8.2.1.	Resources required for obtaining all of the permits and licenses required for the Project in accordance with the law, including as specified in clause 5.7 above.

8.2.2.	Modification of the Greenhouses, in such manner that they shall comply with the Standard, including as specified in clause 5.1 and 5.7 above.

8.2.3.	Know-how, agrotechnical assistance, supervision, and supply of the required breeding material for the Project as specified in clause 5.2 above.

8.3.	To such extent as not determined otherwise explicitly in this Agreement, provision of services and/or inputs by any of the founders, including their scope and the proceeds paid in respect thereof, will be determined by agreement.

9. Purchase of the Crops by Canndoc

9.1.	Canndoc undertakes to purchase from the Corporation, and the Corporation undertakes to sell to Canndoc, the entirety of the production of the Project, under terms which shall be concluded in writing between all of the parties to this Agreement from time to time. Without detracting from that stated, it is agreed that in addition to the payment for every ton of crop, Canndoc shall make payments based on growth success every year when the total production of the Project shall exceed 50 tons of crop and enlarged success bonus in every year where the total production shall exceed 75 tons of crop.

10. The Period of the Agreement

10.1.	Unless cancelled earlier in accordance with its conditions and/or the nonfulfillment of any of the suspending conditions, this agreement shall be valid for a period of ten years starting 1.4.2019 (hereinafter - “the First Period”).

10.2.	The Corporation has the option to extend the Agreement period by an additional period of ten years (hereinafter - “the Additional Period”) and this, subject to the following cumulative conditions:

10.2.1.	Until the date of the issue of the notice upon exercise of the Option, there shall be no material breach of the Agreement by the Corporation and/or by Canndoc, which was not remedied within the periods determined in this agreement.

10.2.2.	Exercise of the Option must be made by the issue of notice in writing by the Corporation and Canndoc jointly to the Kibbutz at least six months prior to the date of the expiry of the First Period. Such notice which shall be delivered shall be irrevocable and may not be cancelled.

10.2.3.	An application for a permit in accordance with the Settlement Law shall have been filed for the Additional Period and approval shall have been obtained by the date of the passage of the Frist Period.

10.2.4.	If the Agreement has been extended for the Additional Period, all of the provisions of this Agreement shall apply during the Additional Period, mutatis mutandis.

10.3.	It is agreed that in the event where the competent Authority at law shall not approve the export of cannabis products from Israel by the expiry of 24 months from the Date of the Signature upon this Agreement, and the Corporation has notified by the end of such period upon cancellation of the Option, the First Period shall be abridged to 5 years from the date of commencement of this Agreement and the Additional Period shall be one period of 5 years.

10.4.	Notwithstanding that stated above, each party shall be entitled to cancel the Agreement prior to the end of its Period (whether the First Period or the Additional Period), upon the occurrence of one or more of the following events to the counterparty or by the counterparty:

10.4.1.	In instances where the law entitles the party to cancel the Agreement, unless the cancellation is due to a breach which may be remedied and it was remedied within 21 days from the date in which the party in breach was demanded in writing to remedy the breach.

10.4.2.	If breach of the Agreement is expressed in nonpayment of an amount due from one party to the counterparty on the date determined for its payment, the remedy period for such breach shall be 7 days only.

10.4.3.	In the event where a party to the Agreement has decided to adopt or has adopted or there was adopted against it, proceedings in the field of insolvency (such as but not only, the appointment of a liquidator, the appointment of a receiver of assets, an application for an order of a stay of proceedings, a lien over the assets which may prevent the party from fulfilling undertakings pursuant to this agreement) and such process was not cancelled within 45 days.

10.5.	Cancellation of the Agreement in the aforementioned circumstances will be by notice in writing which shall be delivered by the cancelling party to the counterparty and which shall specify the reason for the cancellation.

10.6.	In the event of an occurrence which constitutes force majeure (such as, for instance, an event of a security nature), which shall impact the possibility to continue and carry out the Project, the parties shall conduct negotiations between them concerning the manner of continuation of the Project with the aim of mitigating the damages and losses and with the aim of continuing the Project after the passage of the influence of such event, in an optimal manner and in light of the circumstances of the matter. An event as stated which shall prevent the majority of the material activity in the framework of the Project for a continuous period of six months or more, will entitle the Corporation to notify upon the cancellation of the Agreement and in such instance, the parties will conduct negotiations concerning the manner and the date of termination of the Project and all of that arising therefrom.

11. Noncompetition

11.1.	For so long as the engagement between the parties is valid and for so long as the Option is valid until its full exercise and subject to its full exercise (meaning all of the Property), and for so long as Canndoc and the Corporation fulfill all of their undertakings towards the Kibbutz and/or a party on behalf of the Kibbutz pursuant to this Agreement and/or any other agreement - the Kibbutz undertakes not to allow any third-party to receive rights in a land square in the Kibbutz for purposes of cultivation and breeding of medical cannabis, and not to engage in the field of cultivation and breeding of medical cannabis itself and/or together with others in Israel or outside of Israel.

11.2.	Canndoc undertakes that the Property will constitute its principal cultivation center in Israel, (subject to the reporting obligation of Canndoc in accordance with the Securities Authority to report thereupon) and that during the course of the Period of the Agreement, it shall not operate in Israel, directly or indirectly, itself or together with others or by means of others, in the field of cultivation and breeding of medical cannabis other than in the framework of the Project. Subject to the Property constituting the principal center of cultivation as stated above, it is agreed that that stated below shall not constitute breach on the part of Canndoc.

11.2.1.	Indoor cultivation which is up to 15 Dunam.

11.2.2.	Cultivation for research purposes only, up to 15 Dunam.

11.2.3.	Cultivation at Kibbutz Beit Ha’Emek, up to 16 Dunam.

11.2.4.	Cultivation of Canndoc with a third-party (one or more) in blossoming in a cumulative area of up to 6 (six) Dunam. For removal of doubt, any cultivation beyond this shall be subject to the consent in advance and in writing of the Kibbutz, and in any event, if such consent shall be received, as part of the conditions thereto, Canndoc shall pay for the cultivation with the third-party in accordance with the formula base on the quantity of tons of crop in the areas of the Project.

11.2.5.	Notwithstanding that stated in clause 11 above, to such extent as the Option shall not be exercised and nonexercise of the Option shall be due to one or more of the following events and not due to a temporary event (as defined below): (a) the Additional Property is not suitable for cultivation of medical cannabis, (b) a material security even occurred which prevents cultivation of medical cannabis in the Additional Property for an extended period, then Canndoc shall be entitled to operate in Israel in the field of activity and not only on the Property and in such case the Kibbutz shall be released of the noncompetition stipulation in clause 11 above.

11.3.	With respect to clause 11.2.5 above “a temporary event” means - a material security event which shall prevent the majority of the material activity in the framework of the Project for a continuous period of up to six months.

11.4.	It is agreed, that subject to the exercise of the entirety of the Option and full and maximum cultivation in all of the areas of the Property, the noncompetition limitation shall not apply to the parties. Without detracting from that stated, Canndoc undertakes after full exercise of the Option as stated, to such extent as it shall seek to cultivate in additional areas in any manner whatsoever, to grant the Kibbutz a right of first refusal for its engagement with any third-party concerning an area exceeding 20 Dunam, and the following provisions shall apply:

11.4.1.	Canndoc shall be obligated to deliver notice to the Kibbutz (hereinafter in this clause - “the Offer Letter”) upon its intent to engage with a third-party (hereinafter - “the Potential Party”) concerning cultivation in an area exceeding 20 Dunam (hereinafter - “the Additional Area”). The Offer Letter will set forth the name of the Potential Party, the financial and other terms of the engagement with respect to the area as stated.

11.4.2.	The Kibbutz shall have forty-five (45) days from the date of receipt of the Offer Letter to confirm its agreement to engage with Canndoc (hereinafter - “the Offer Period”) with respect to the Additional Area under the terms set forth in the Offer Letter (hereinafter -”the Acceptance Letter”) and in such instance, a binding engagement will be consummated between Canndoc and between the Kibbutz, with respect to the Additional Area, in accordance with that stated in the Offer Letter.

11.4.3.	If an Acceptance Letter was not issued within the Offer Period, Canndoc shall be entitled to engage with the Potential Party, and provided that the engagement in the transaction with the Potential Party will be carried out not later than the passage of forty-five (45) days from the end of the Offer Period, pursuant to the terms of the Offer Letter.

11.4.4.	If an engagement with a Potential Party was not carried out within the forty-five (45) days from the end of the Offer Period, pursuant to the terms of the Offer Letter, the engagement with respect to the Additional Area will again be subject to the right of first refusal pursuant to this clause 11.4.

12. Confidentiality

12.1.	The details of this Agreement and any information which shall reach one party from the other pursuant to this Agreement (hereinafter - “the Information”) shall be maintained by the parties in confidence, shall not be disclosed to third parties and no use will be made in such information, other than for purposes of performance of this agreement and performance of the Project.

12.2.	Notwithstanding that stated, a party to this Agreement shall be entitled to disclose information to its employees, members, partners, representatives, actual and implied supervisors, and consultants, when the party receiving the Information will adopt reasonable steps in order that the recipient of the Information from him as stated shall not make use of the Information other than for fulfillment of this agreement and shall not disclose it to any third-party.

12.3.	The undertaking to maintain confidentiality and nonuse as stated, shall not apply, or shall cease to apply, in any one of the following instances:

12.3.1.	Information whose disclosure will be required by a competent Authority and by various regulators.

12.3.2.	Information which shall be delivered ahead of or in the framework of legal proceedings.

12.3.3.	Information which was in the possession of the party prior to receiving it from the counterparty.

12.3.4.	Information which is deemed public domain on the Date of the Signature or shall become such thereafter, other than as a result of an act or omission of the recipient of the information or a party on its behalf.

12.3.5.	Information which shall reach a party from any third-party where to the best of the knowledge of the party, the recipient of the Information is not obligated in confidentiality towards the other party.

12.3.6.	Information which a party whose shares or the shares in the corporation controlling it or controlled by it are traded on a recognized stock exchange, and it is obligated in its disclosure in the framework of the law and the rules applying to such entity.

13. Investment option for the Kibbutz

13.1.	The Kibbutz shall have an option to invest in Canndoc or in a corporation associated with Canndoc in accordance with the provisions of Appendix 13.1 of this Agreement.

14. Services to the Project by other parties

14.1.	The Corporation and the Kibbutz will discuss additional services which the Kibbutz may provide to the Corporation during the course of the period of the Agreement. In any event, the Kibbutz will have a first right to provide services which are relevant to the activity in question in the Project, which the Corporation will seek to acquire during the course of the period of the agreement.

14.2.	The Corporation will acquire electricity and water services from the Kibbutz in accordance with the Israel Electricity Company and Water Authority prices (respectively) as customary with respect to other businesses in the area of the Kibbutz.

15. Suspending conditions

15.1.	Cumulative suspending conditions for performance of this Agreement are specified below, and the nonfulfillment of any of the aforementioned conditions within 180 days from the Date of the Signature, shall create a situation where this Agreement shall be deemed void, nonbinding and lacking validity, and no party shall be bound by it. And these are the conditions:

15.1.1.	Receipt of a permit from the Supervisor of the Settlement Law. The parties will cooperate fully and transparently in the contact with the Supervisor pursuant to the Settlement Law, with the aim of receiving such permits as early as possible. In the event of a demand of the Supervisor for an amendment or a change in the Agreement as a condition to receipt of the permit pursuant to the Settlement Law, the parties will discuss same in good faith however it is clarified that neither party shall be obligated to agree to such demand even if the results of nonagreement shall be nonreceipt of the permit, and the party who shall not agree to such demand shall not be responsible for compensating or indemnifying the counterparty. The parties have taken that stated into account and have agreed, when they are aware of the implications arising therefrom.

15.1.2.	Approval required for the Project from the Medical Cannabis Unit at the Ministry of Health.

15.1.3.	Approval of the competent organs of the Kibbutz, of the Corporation, and of Canndoc. The parties will adopt the steps required in order to bring the Agreement for approval of the aforementioned organs within 30 days from the Date of the Signature. No party shall bear responsibility toward the counterparty if the competent organ thereof has not approved the engagement pursuant to the Agreement.

15.2.	It is clarified that it is Canndoc’s responsibility at its expense to obtain the approvals in question in clause 15.1.1 and 15.1.2.

16. Assignment of rights

16.1.	A party to this Agreement shall not transfer and shall not assign, directly or indirectly - this Agreement or a right or obligation thereunder, to any third-party without receiving the consent in advance and in writing of the counterparty.

16.2.	Notwithstanding that stated in clause 16.1 above, the Kibbutz shall be entitled to transfer rights and obligations to a corporation under its control, and provided that such transfer shall not cause cancellation of the permit or license or detrimental change in the terms of the permit or license issued by any Regulatory Authority for the Project.

16.3.	To such extent as the parties shall have the status of a public company whose shares - or any part thereof - are traded in any recognized stock exchange in the world, the trading of shares or rights of such public company shall not be considered an action contravening the provisions of clause 16.1 above.

16.4.	Nothing in that stated above shall prevent a party from assigning its rights to receive funds from the Corporation and/or from the counterparty - to such extent as such rights exist or shall exist in the future.

17. Miscellaneous

17.1.	This Agreement exhausts the relations of the parties in everything related to its subjects, and any arrangement, agreement, promise, or representation made prior to the Date of the Signature, if made, are null and void unless stated otherwise in this Agreement.

17.2.	Any change or amendment to this Agreement may be made in writing only. A change not in writing and without the signature of both parties shall not be deemed binding.

17.3.	All of the remedies and reliefs pursuant to the law and/or this Agreement are cumulative and not alternative.

17.4.	Nothing in this Agreement shall accord Canndoc and/or the joint corporation any rights in the Property and/or in water. The Property and the water rights belong to the Kibbutz for all intent and purposes.

18. Addresses and notices

The addresses of the parties for purposes of this agreement are as specified in the preamble to this Agreement and any notice delivered by a party to its counterparty will be deemed a notice which was received on the relevant date as specified below:

Sent by registered post	-	within 5 days from the date of its dispatch.

Personally delivered	-	the date of its delivery.

Facsimile or e-mail dispatch	-	the date of the dispatch and provided that the receipt of the dispatch was confirmed by the counterparty by a telephone call which took place immediately after the dispatch, and the party conducting the telephone call on behalf of the dispatching party confirmed in an affidavit the existence of the telephone conversation, the date, the time of its occurrence and the name of the party speaking on behalf of the party to whom the message was sent, and that it was confirmed to him that the message was sent was received.

In witness whereof the parties have signed

The Kibbutz	The Corporation	Canndoc